Exhibit 11

Simpson Manufacturing Co., Inc. and Subsidiaries
Computation of Earnings Per Common Share

(Unaudited)

Basic Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Weighted average number of common shares outstanding	24,677,648	24,500,445	24,621,404	24,445,550

Net income	$18,557,490	$16,715,142	$47,263,999	$41,336,683

Basic net income per share	$0.75	$0.68	$1.92	$1.69

Diluted Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Weighted average number of common shares outstanding	24,677,648	24,500,445	24,621,404	24,445,550

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	439,454	307,020	386,988	332,296

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	6,485	3,970	5,595	4,295

Number of shares for computation of diluted net income per share	25,123,587	24,811,435	25,013,987	24,782,141

Net income	$18,557,490	$16,715,142	$47,263,999	$41,336,683

Diluted net income per share	$0.74	$0.67	$1.89	$1.67